Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-201610 on Form S-3 and Registration Statement Nos. 333-177800, 333-195521, 333-213081, 333-213082, 333-215552, 333-224882, 333-231327, 333-238117, and 333-226791 on Form S-8 of our reports dated February 25, 2021, relating to the financial statements of Radius Health, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Radius Health, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 25, 2021